UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) - September 4, 2018

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34376	13-3458955
(Commission File Number)	(IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices)(Zip code )

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5	Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2018, IEC Electronics Corp. (the “Company”) appointed Thomas L. Barbato as Chief Financial Officer and Senior Vice President of the Company and entered into an employment agreement with Mr. Barbato, effective as of September 10, 2018, with respect to his employment with the Company.

Mr. Barbato, age 49, has held various positions with Xerox Corporation, an American global corporation that sells print and digital document solutions, and document technology products, since 1995 most recently serving as Vice President of Finance, North America Operations, Pricing and Contracting Center of Excellence, from January 2017 to September 2018; Vice President of Finance and Chief Financial Officer, Xerox Large Enterprise Operations (LEO) U.S., from March 2014 to December 2016; Vice President of Finance Transformation and Director, Xerox Business Services, from April 2013 to March 2014; and Finance Director, Acquisition Operations Office from April 2010 to April 2013. Prior to joining Xerox Corporation, Mr. Barbato was a senior auditor with Deloitte & Touche, financial consultants in Rochester, New York. Mr. Barbato holds a B.S. in accounting from St. John Fisher College and is a certified public accountant.

Under the terms of the employment agreement, the Company will pay or provide the following: (1) an annual base salary of $235,000, which the Chief Executive Officer of the Company will review periodically for increases; (2) an annual incentive award subject to the accomplishment of specific performance goals established by the Compensation Committee of the Board of Directors pursuant to the terms of the Company’s Management Incentive Plan, or any successor arrangement thereto, with a target value of at least 45% of base salary for the fiscal year; (3) long-term incentive awards on such terms established by the Compensation Committee; (4) subject to Compensation Committee approval, a one-time stock option grant to purchase up to 100,000 shares of the Company’s common stock with an exercise price per share equal to the fair market value of a share of common stock on the date of grant and, subject to Mr. Barbato’s continued employment, such option will vest and become exercisable with respect to 25% of the award on each of the first four anniversaries of the date of grant; and (5) termination benefits in the event of a termination of employment under certain conditions as set forth in the employment agreement.

If Mr. Barbato’s employment with the Company is terminated without Cause by the Company or by Mr. Barbato for Good Reason, as such terms are defined in the employment agreement, the Company will pay or provide the following termination benefits: (1) salary continuation at his base salary then in effect for six months following termination; (2) a pro rata annual incentive award; (3) accelerated vesting of any outstanding long-term incentive awards held by Mr. Barbato at the date of termination; and (4) continued coverage under the Company’s health insurance plan for six months following termination.

The employment agreement also contains terms and provisions for recovering certain compensation in the event of an accounting restatement resulting from Mr. Barbato’s willful or grossly negligent conduct or financial dishonesty, and customary terms and provisions including those related to competition, non-solicitation of employees and customers and confidential information.

A copy of Mr. Barbato’s employment agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date:	September 5, 2018	By:	/s/ Jeffrey T. Schlarbaum
Jeffrey T. Schlarbaum
President & Chief Executive Officer